Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

PRESSURE BIOSCIENCES, INC.

and

CBH INTERNATIONAL LLC

dated as of January 9, 2024

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of January 9, 2024 (the “Effective Date”), is entered into between Pressure BioSciences, Inc., a Massachusetts company (“Buyer”), and CBH International LLC, a California limited liability company, doing business as “Uncle Bud’s” (“CBH” or the “Seller”).

RECITALS

WHEREAS, Seller is engaged in the business of developing and commercializing consumer branded products infused with hemp derived ingredients (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“2023 Audited Results” has the meaning set forth in Section 2.05(c).

“Accounts Receivable” has the meaning set forth in Section 2.01(b).

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 4.19(a).

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“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(m).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(e).

“Buyer Common Stock” has the meaning set forth in Section 2.06.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Preferred Stock” has the meaning set forth in Section 2.05.

“Cap” has the meaning set forth in Section 8.04(a).

“Cause” has the meaning set forth in Section 2.06.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Class A Member of Seller” shall mean the person referred to in Section 2.05.

“Closing” has the meaning set forth in Section 3.01.

“Closing Balance Sheet” has the meaning set forth in Section 2.05(g).

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Date Payment” has the meaning set forth in Section 3.02(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contingent Period” means the period referenced in Section 2.06.

“Contingent Purchase Price” has the meaning set forth in Section 2.05.

“Contracts” means all legally binding written contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means the current assets of the Business included in the line items set forth on Section 2.06(a)(i) of the Disclosure Schedules and only to the extent acquired pursuant to the terms of this Agreement.

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Section 2.06(a)(i) of the Disclosure Schedules and only to the extent assumed pursuant to the terms of this Agreement.

“Debt” means third-party debt of Seller that is payable over time with interest.

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“Deprecated Net Working Capital” has the meaning set forth in Section 2.05(a).

“Designated Employees” means Bruno Schiavi, Garrett Greller, Peter Cleary, Debe Nolen and Laura Azzalina (part-time).

“Designated Employee Retention” means the retention of the Designated Employees, unless terminated by the Buyer without Cause. See Section 2.06

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(b)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Employment Agreements” has the meaning set forth in Section 7.02(k).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.06(b)(iii).

“Insurance Policies” has the meaning set forth in Section 4.15.

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“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not Copyrights (“Domains”); (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (g) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted to which the Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is wholly or partly owned by the Seller and used or held for use in the conduct of the Business as currently conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to the Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iii).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, Domains and Copyrights, and pending applications for any of the foregoing.

“Inventory” has the meaning set forth in Section 2.01(c).

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of the Seller.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

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“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material” means anything that is valued at $5,000 or more in value.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of the Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable law; (vi) action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vii) any matter of which Buyer is aware on the date hereof; (viii) any changes in applicable Laws or accounting rules; (ix) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business; (x) any natural or man-made disaster or acts of God; (xi) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (xii) any change arising in connection with global health conditions (including any epidemic, pandemic, or disease outbreak (including the presence or spread of the virus SARS-CoV-2 or the disease COVID-19 caused by such virus (as each of the virus and disease have been identified by the World Health Organization) or any future strains or variations or mutations thereof)) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Net Upfront Purchase Price” has the meaning set forth in Section 2.05.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.06(a)(ii).

“Post-Closing Period” has the meaning set forth in Section 2.08.

“Preferred Stock Subscription Agreement” has the meaning set forth in Section 3.02(b).

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“Purchase Price Allocation” has the meaning set forth in Section 2.07.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.19(b).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(b)(ii).

“Restricted Business” means researching, developing and commercializing technologies for the production of hemp derived ingredients.

“Restricted Period” has the meaning set forth in Section 6.07(a).

“Review Period” has the meaning set forth in Section 2.06(b)(i).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(i).

“September 30, 2023 Balance Sheet” has the meaning set forth in Section 4.04.

“September 30, 2023 Balance Sheet Date” has the meaning set forth in Section 4.04.

“September 30, 2023 Financial Statements” has the meaning set forth in Section 4.04.

“Statement of Objections” has the meaning set forth in Section 2.06(b)(ii).

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by a Governmental Authority, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Total Purchase Price” has the meaning set forth in Section 2.06.

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“Transaction Documents” means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, Intellectual Property Assignment, and the other agreements, instruments and documents required to be delivered at the Closing.

“Undisputed Amounts” has the meaning set forth in Section 2.06(b)(iii).

“Year-End 2022 Balance Sheet” has the meaning set forth in Section 4.04.

“Year-End 2022 Balance Sheet Date” has the meaning set forth in Section 4.04.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from the Seller, free and clear of any Encumbrances (other than Permitted Encumbrances), all of the Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired, which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) all cash and cash equivalents after paying liabilities approved in writing by Buyer pre-Closing;

(b) all accounts or notes receivable held by the Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(c) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(d) all Contracts, including Intellectual Property Agreements, set forth on Section 2.01(d) of the Disclosure Schedules (the “Assigned Contracts”);

(e) all Intellectual Property Assets;

(f) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property of the Business listed on Section 2.01(f) of the Disclosure Schedules (the “Tangible Personal Property”);

(g) all Leased Real Property, if any;

(h) all Permits, including Environmental Permits, which are held by the Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.17(b) and Section 4.18(b) of the Disclosure Schedules;

(i) all rights to any Actions of any nature available to or being pursued by the Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

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(j) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(k) all of the Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(l) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(m) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”);

(n) all goodwill and the going concern value of the Business; and

(o) all other assets owned or controlled by, or used by or in, the Business not specifically mentioned in this Section.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) Contracts, including Intellectual Property Agreements, that are specifically identified and listed in the Disclosure Schedules as excluded from Assigned Contracts (the “Excluded Contracts”);

(b) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Seller;

(c) all Benefit Plans and assets attributable thereto;

(d) the rights which accrue or will accrue to the Seller under this Agreement and the other Transaction Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of the Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all trade accounts payable by the Seller to third parties in connection with the Business that remain unpaid on and as of the Closing Date, and that either are reflected on the September 30, 2023 Balance Sheet Date or arose in the ordinary course of business consistent with past practice since the September 30, 2023 Balance Sheet Date;

(b) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by the Seller on or prior to the Closing; and

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(c) those Liabilities of the Seller set forth on Section 2.03(c) of the Disclosure Schedules.

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume or be responsible to pay, perform or discharge any Liabilities of the Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). The Seller shall, and shall cause each of their respective stockholders, owners and Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of the Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liability for (i) Taxes of the Seller (or any stockholder or Affiliate of the Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any tax period prior to the Closing Date; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of the Seller pursuant to Section 6.15; or (iii) other Taxes of the Seller (or any stockholder, owner or Affiliate of the Seller) of any kind or description (including any Liability for Taxes of the Seller (or any stockholder, owner or Affiliate of the Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by the Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products manufactured or sold or any service performed by the Seller on or prior to the Closing Date not covered by insurance;

(f) any recall, design defect or similar claims of any products manufactured or sold, or any service performed by the Seller on or prior to the Closing Date;

(g) any Liabilities of the Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of the Seller;

(h) any Liabilities of the Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of the Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

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(i) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of the Seller;

(j) any trade accounts payable of the Seller (i) to the extent not accounted for on the Interim Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of the Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;

(k) any Liabilities of the Seller relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to the Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(l) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of the Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(m) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by the Seller of such Contracts prior to Closing;

(n) any Liabilities associated with debt, loans or credit facilities of the Seller and/or the Business owing to financial institutions; and

(o) any Liabilities arising out of, in respect of or in connection with the failure by the Seller or any of their respective Affiliates to comply with any Law or Governmental Order.

Section 2.05 Net Upfront Purchase Price and Post-Closing Purchase Price Adjustment. The aggregate upfront purchase price for the Purchased Assets shall consist of an amount equal to $2.0 million in Buyer preferred stock (“Buyer Preferred Stock”) minus the aggregate principal and accumulated interest due amount of the Seller debt (“Debt”) (the “Net Upfront Purchase Price”). The Buyer Preferred Stock to be issued as part of the Net Upfront Purchase Price shall have a principal value equal to the Net Upfront Purchase Price and shall include the terms and conditions in Exhibit A. The Net Upfront Purchase Price shall be issued and paid at Closing as provided in Section 3.02. Any and all of the Net Upfront Purchase Price of Buyer Preferred Stock (whether vested or unvested) shall be issued to the Class A member of Seller (the “Class A Member of Seller”).

Section 2.06 Contingent Purchase Price. The aggregate contingent purchase price for the Purchased Assets shall be an amount equal to $0 to $4.0 million in Buyer common stock (“Buyer Common Stock”) based on the achievement by the Business of net revenue and pre-tax income milestones for the first full 12-month period ending post-Closing (the “Contingent Period”) as listed in Exhibit B, expressed as a percentage of $2.0 million (the “Contingent Purchase Price”). The Buyer Common stock will be issued to Bruno Schiavi (New Co.) and Budsworth Labs LLC in equal proportions.

The Buyer Common Stock to be issued as part of the Contingent Purchase Price shall have a principal value equal to $2.0 million times the percentage value earned on the milestone schedule listed in Exhibit B.

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Contingent upon the Designated Employees continuing their employment with the Buyer during the Contingent Period, unless they have been terminated with Cause by the Buyer (“Designated Employee Retention”), one-hundred percent (100%) of the Contingent Purchase Price, if any, shall be issued and paid within 30 days of the date of Buyer’s audited certification of financial results for the Contingent Period, subject to standard resale restrictions for unregistered securities in publicly-traded companies.

“Cause” shall be defined as follows: (A) the employee’s willful failure to perform employee’s duties (other than any such failure resulting from incapacity due to physical or mental illness)after notice and the opportunity to cure within 14 days (B) the employee’s willful failure to comply with any valid and legal directive of the Chief Executive Officer or Board of Directors of the Buyer after notice and the opportunity to cure within 14 days; (C) the employee’s willful and material engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Buyer or its Affiliates; (D) the employee’s embezzlement, misappropriation, or fraud, whether or not related to the employee’s employment with the Buyer; (E) the employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (F) the employee’s material violation, uncured within 14 days of notice thereof, of the Buyer’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (G) the employee’s willful unauthorized disclosure of material confidential information; (H) the employee’s material breach of any material obligation under this Agreement or any other written agreement between the employee and the Buyer; or (I) the employee’s engagement in conduct that brings or is reasonably likely to bring the Buyer material negative publicity or into public disgrace, embarrassment, or disrepute. For purposes of this provision, no act or failure to act on the part of the employee shall be considered “willful” unless it is done, or omitted to be done, by the employee in bad faith or without reasonable belief that the employee’s action or omission was in the best interests of the Buyer. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the board of directors of the Buyer or on the advice of counsel for the Buyer shall be conclusively presumed to be done, or omitted to be done, by the employee in good faith and in the best interests of the Buyer;

The Contingent Purchase Price assumes the investment by Buyer of $1.0 million in incremental marketing expenditures above Seller’s forecasted baseline marketing spend (in the absence of the business combination defined in this Agreement) evenly by month or front-end loaded through the Contingent Period. If Buyer invests an amount less than or greater than $1.0 million in marketing expenditures in the Contingent Period, then the net revenue and pre-tax income amounts in the milestone schedule in Exhibit B shall be reduced or increased in a pro rata fashion between additional milestone table scenarios in Exhibit B for $0 and $2.0 million or higher incremental marketing expenditures. For the avoidance of doubt, all accrued liabilities and accounts payable of the Business at the time the Contingent Period begins will have no impact on the net margin calculations in Exhibit B.

The total purchase price shall include the Net Upfront Purchase Price and the Contingent Purchase Price, if any, plus the Assumed Liabilities (the “Total Purchase Price”).

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Section 2.07 Allocation of Purchase Price. The Seller and Buyer shall cooperate in the preparation of Internal Revenue Service Form 8594 pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder, to report the allocation of the Total Purchase Price and any other items constituting consideration for applicable income Tax purposes (to the extent known at such time) among the Purchased Assets and in a manner that is, to the maximum extent possible, consistent with the allocation set forth in Section 2.07 of the Disclosure Schedules (the “Purchase Price Allocation”). The Seller and Buyer agree to amend the Purchase Price Allocation to reflect adjustments to the Purchase Price and to report the transactions contemplated by this Agreement consistently with the Purchase Price Allocation, as adjusted by the parties, on any Tax Return, and will not assert, and will cause their affiliates not to assert, in connection with any Tax audit or other proceeding with respect to Taxes, any asset values or other items inconsistent with the amounts set forth in the Purchase Price Allocation except with the agreement of the other parties or as required by applicable law.

Section 2.08 Contingent Payment Default or Insolvency. If, for the first twelve-month period after the Closing of this Agreement (the “Post-Closing Period”), the Buyer: (i) fails to fund at least $80,000 by the beginning of each month in the Post-Closing Period for marketing expenses; or (ii) fails to fund at least $30,000 by the beginning of each month in the Post-Closing Period for working capital purposes; then the Buyer will have, upon receipt of notice by the Seller, 45 days to cure any such failure. If any such event is not cured within such 45-day period, then ownership of the $2.0 million of the Contingent Purchase Price will be transferred to the Seller, and the shares will immediately fully vest. Prior to such vesting, the Buyer and Seller will agree to a mutually acceptable resale amounts for the shares underlying the Contingent Purchase Price.

If the financing conditions above are met by the Buyer and the Business does not recognize at least 50% of the targeted net revenue and/or net profit for any three-month period in the Post-Closing Period, then the Buyer will no longer be obligated to fund the Business according to this Section and the Contingent Payment penalty shall be null and void.

Section 2.09 Third-Party Consents. To the extent that the Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller, at their expense, shall use their commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, the Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.09 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III

CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Buyer or remotely by exchange of documents and signatures (or their electronic counterparts), at 10:00 a.m., Eastern Time, on the second Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.” If the Closing does not occur by January 15, 2024 unless due to default on Seller’s part, Seller may terminate this transaction without liability.

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Section 3.02 Closing Deliverables.

(a) At the Closing, the Seller shall deliver to Buyer the following:

(i) a bill of sale in form and substance as set forth on Exhibit C (the “Bill of Sale”) and duly executed by the Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in form and substance as set forth on Exhibit D (the “Assignment and Assumption Agreement”) and duly executed by the Seller, effecting the assignment to and assumption by Buyer of the Assumed Liabilities;

(iii) an intellectual property assignment in form and substance as set forth on Exhibit E (the “Intellectual Property Assignment”) and duly executed by the Seller, transferring all of the Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv) the Seller Closing Certificate.

(b) At the Closing, the Buyer shall deliver to the Seller the following:

(i) the preferred stock subscription agreement in Exhibit F (the “Preferred Stock Subscription Agreement”) for the Buyer Preferred Stock representing the Net Upfront Purchase Price;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) the Intellectual Property Assignments duly executed by Buyer;

(iv) the Buyer Closing Certificate;

(v) the Closing Balance Sheet; and

(vi) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(f).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof and at the Closing Date to the best of Seller’s knowledge.

Section 4.01 Organization and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of California and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

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Section 4.02 Authority. The Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which the Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and any other Transaction Document to which the Seller is a party, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which the Seller is or will be a party has been duly executed and delivered by the Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03 No Conflicts; Consents. To the best of Seller’s knowledge, the execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a) conflict with or result in a violation or breach of, or default under, any provision of the limited liability company operating agreement or other organizational documents of the Seller;

(b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Seller, the Business or the Purchased Assets; or

(c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth in Section 4.03 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

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Section 4.04 Financial Statements. The Seller has delivered to Buyer its unaudited financial statements consisting of the balance sheet of the Business as at December 31, 2022 and the related statements of income and retained earnings, members’ equity and cash flow for the year ended December 31, 2022 (the “Year-End 2022 Financial Statements”), and their unaudited financial statements consisting of the balance sheet of the Business as at September 30, 2023 and the related statements of income and retained earnings, members’ equity and cash flow for the nine-month period ended September 30, 2023 (the “Interim 2023 Financial Statements” and together with the Year-End 2022 Financial Statements, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2022 is referred to herein as the “December 31, 2022 Balance Sheet” and the date thereof as the “Year-End 2022 Balance Sheet Date” and the balance sheet of the Business as of September 30, 2023, is referred to herein as the “September 30, 2023 Interim Balance Sheet” and the date thereof as the “September 30, 2023 Interim Balance Sheet Date.” The Seller maintains a standard system of accounting.

Section 4.05 Undisclosed Liabilities. The Seller has no material Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the September 30, 2023 Balance Sheet as of the September 30, 2023 Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth in Section 4.06 of the Disclosures Schedule, since the Interim Balance Sheet Date, the Seller has operated the Business in the ordinary course of business in all material respects and other than in the ordinary course of business consistent with past practice and there has not been, with respect to the Business, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Business, except as disclosed in the notes to the Financial Statements;

(c) entry into any Contract that would constitute a Material Contract;

(d) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business in an aggregate amount exceeding $10,000, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(e) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Interim Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(f) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the ordinary course of business;

(g) transfer or assignment of or grant of any license or sublicense under or with respect to any material Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(h) abandonment or lapse of or failure to maintain in full force and effect any material Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality of any material Trade Secrets included in the Intellectual Property Assets;

(i) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

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(j) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(k) capital expenditures in an aggregate amount exceeding $10,000 which would constitute an Assumed Liability;

(l) imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(m) increase in the compensation of any employees, other than as provided for in any written agreements or in the ordinary course of business;

(n) adoption, termination, amendment or modification of any Benefit Plan, the effect of which in the aggregate would increase the obligations of the Seller by more than ten percent (10%) of its existing annual obligations to such plans;

(o) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(p) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(q) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $20,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or

(r) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07 Material Contracts.

(a) Section 4.07 of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which the Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.07 of the Disclosure Schedules and all Intellectual Property Agreements listed or otherwise disclosed in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”) which are terminable by the Seller’s counterpart upon 30-days’ notice:

(i) all Contracts involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled without penalty or without less than 90 days’ notice;

(ii) all Contracts that require the Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

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(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without less than 90 days’ notice; (vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii) all Contracts with any Governmental Authority;

(ix) all Contracts that limit or purport to limit the ability of the Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all joint venture, partnership or similar Contracts;

(xi) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii) all powers of attorney with respect to the Business or any Purchased Asset;

(xiii) all collective bargaining agreements or Contracts with any union, works council or labor organization; and

(xiv) all other Contracts that are material to the Purchased Assets and Liabilities or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b) Each Material Contract is valid and binding on the Seller in accordance with its terms and is in full force and effect. Neither the Seller or, to the Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect or has provided or received any notice of any intention to terminate, any Material Contract. Except as listed or otherwise disclosed in Section 4.07(b)(i) of the Disclosure Schedules, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. Except as listed or otherwise disclosed in Section 4.07(b)(ii) of the Disclosure Schedules, there are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.08 Title to Purchased Assets. The Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 4.08(a) of the Disclosure Schedules;

(b) liens for Taxes not yet due and payable;

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(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent, and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d) easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Leased Real Property, and which do not render title to any Leased Real Property unmarketable; or

(e) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.10 Real Property.

(a) The Seller does not own any real property, nor is the Seller a party or subject to any unrecorded outstanding options, rights of first offer or rights of first refusal to purchase any real property or any portion thereof or interest therein.

(b) Section 4.10(b) of the Disclosure Schedules sets forth all material real property leased by Seller and primarily used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). The Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and the Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) The Seller is not in breach or default under such Lease, and no event has occurred, or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the Seller has paid all rent due and payable under such Lease;

(iii) The Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Seller under any of the Leases and, to the Seller’s Knowledge, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) The Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) The Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c) To the best of Seller’s knowledge, the Seller has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

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(d) The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered Trademarks included in the Intellectual Property Assets; and (iii) all other Intellectual Property Assets that are used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

(b) Section 4.11(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Intellectual Property Agreements: (i) under which the Seller is a licensor or otherwise grant to any Person any right or interest relating to any Intellectual Property Asset; (ii) under which the Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Seller’s ownership or use of any Intellectual Property in the conduct of the Business as currently conducted or proposed to be conducted. The Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on the Seller in accordance with its terms and is in full force and effect. Neither the Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c) Except as set forth in Section 4.11(c) of the Disclosure Schedules, the Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted or as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Intellectual Property Assets are all of the Intellectual Property necessary to operate the Business as presently conducted. The Seller has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Seller whereby such employee or independent contractor (i) acknowledges the Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Seller; (ii) grants to the Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under Applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. The Seller has provided Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect the Seller’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

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(d) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets in the conduct of the Business as currently conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on substantially the same terms as they were owned or available for use by the Seller immediately prior to the Closing.

(e) All of the Intellectual Property Assets are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Except as set forth on Section 4.11(e) of the Disclosure Schedules, the Seller has taken all reasonable and necessary steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. The Seller have provided or made available to Buyer true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations.

(f) Except as set forth on Section 4.11(f) of the Disclosure Schedules, to the Seller’s Knowledge, the conduct of the Business as currently and formerly conducted and as proposed to be conducted, including the use of the Intellectual Property Assets in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. To the Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets.

(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or, to the Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by the Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by the Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. The Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets.

Section 4.12 Inventory. All Inventory, whether or not reflected in the September 30, 2023 Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis.

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Section 4.13 Accounts Receivable. The Accounts Receivable reflected on the September 30, 2023 Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) exclude uncollectable or bad debt items that have been written off or written down to fair market value or for which adequate reserves have been established.

Section 4.14 Customers and Suppliers.

(a) Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to the Seller for goods or services rendered in an amount greater than or equal to $10,000 for any of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 4.14(a) of the Disclosure Schedules, the Seller has not received any notice that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom the Seller has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 4.14(b) of the Disclosure Schedules, the Seller has not received any notice, and have no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.15 Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by the Seller or its respective Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for the Seller since January 1, 2021. Except as set forth on Section 4.15 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Seller nor any of its respective Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Neither the Seller nor any of its respective Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which the Seller is a party or by which they are bound. True and complete copies of the Insurance Policies have been made available to Buyer. If possible, Seller will assign any insurance policies to Buyer.

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Section 4.16 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to the Seller’s Knowledge, threatened against or by the Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or

(b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. (b) Except as set forth in Section 4.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. The Seller is in compliance with the terms of each Governmental Order set forth in Section 4.16(b) of the Disclosure Schedules. The Seller has not committed any act or omission, that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.17 Compliance with Laws; Permits.

(a) Except as set forth in Section 4.17(a) of the Disclosure Schedules, the Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b) All Permits required for the Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by the Seller and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect. With respect to any such Permits, the Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and the Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same and has not received any notice or written communication regarding any material adverse change in the status or terms and conditions of such Permits.

(c) None of the representations and warranties in this Section 4.17 shall be deemed to relate to environmental matters (which are governed by Section 4.18), employee benefits matters (which are governed by Section 4.19), employment matters (which are governed by Section 4.20) or tax matters (which are governed by Section 4.21).

Section 4.18 Environmental Matters.

(a) Except as set forth in Section 4.18(a) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to the best of the Seller’s knowledge, the operations of the Seller with respect to the Business and the Purchased Assets are in compliance with all Environmental Laws. The Seller has not, to the best of the Seller’s knowledge, received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Except as set forth in Section 4.18(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to the best of the Seller’s knowledge, the Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Seller through the Closing Date in accordance with Environmental Law, and the Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, the Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and the Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

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(c) To the best of the Seller’s knowledge, none of the Business or the Purchased Assets or any real property currently owned, leased or operated by the Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) To the best of the Seller’s knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently owned, leased or operated by the Seller in connection with the Business, and the Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently owned, leased or operated by the Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Seller.

(e) Section 4.18(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Seller in connection with the Business or the Purchased Assets.

(f) The Seller has previously delivered or made available to Buyer any and all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the Business, the Purchased Assets or any Leased Real Property which are in the possession or control of the Seller.

Section 4.19 Employee Benefit Matters.

(a) Section 4.19(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more employees, former employees of the Business, current or former directors of the Business or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Seller, or under which the Seller has any material liability for premiums or benefits (as listed on Section 4.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) Except as set forth in Section 4.19(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to the best of the Seller’s knowledge, each Benefit Plan and related trust complies with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. With respect to any Benefit Plan, to Seller’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Seller to a Tax under Section 4971 of the Code or the Purchased Assets to a lien under Section 430(k) of the Code.

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(c) Except as set forth in Section 4.19(c) of the Disclosure Schedules, to the best of the Seller’s knowledge, no Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, the Seller has not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.

(d) Except as set forth in Section 4.19(d) of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, to the best of the Seller’s knowledge, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e) Except as set forth in Section 4.19(e) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to the best of the Seller’s knowledge, no Benefit Plan exists that could: (i) result in the payment to any employee, director or consultant of the Business of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee, director or consultant of the Business, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 4.20 Employment Matters.

(a) Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 4.20(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Seller with respect to any compensation, commissions, bonuses or fees.

(b) Except as set forth in Section 4.20(b) of the Disclosure Schedules, the Seller is not a party to, nor bound by, any collective bargaining or other agreement with a labor organization representing any of the Designated Employees. Except as set forth in Section 4.20(b) of the Disclosure Schedules, since January 1, 2021, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Seller or any of its employees.

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(c) The Seller is in, to the best of the Seller’s knowledge, compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to its employees, except to the extent non-compliance would not result in a Material Adverse Effect.

Section 4.21 Taxes.

(a) Except as set forth in Section 4.21(a) of the Disclosure Schedules, or as would not have a Material Adverse Effect, the Seller has filed (taking into account any valid extensions) all material Tax Returns with respect to the Business required to be filed by the Seller. Such Tax Returns are true, complete and correct in all respects. All Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been, or will be, timely paid. The Seller is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b) The Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) The Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Section 4.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Seller.

Section 4.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Seller nor any other Person have made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller. Without limiting the generality of the foregoing, neither the Seller nor any other Person have made or makes any representation or warranty with respect to any projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of the Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer represents and warrants to the Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof and the Closing Date.

Section 5.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Massachusetts.

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Section 5.02 Authority of Buyer. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of their obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer as applicable (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Contract to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer. For the absence of doubt, it is stipulated that the Buyer expects to utilize multiple investment bankers entitled to normal and reasonable fees and commissions in connection with raising and closing funding for Buyer to support planned incremental marketing expenditures for the Business, in addition to other business purposes of the Buyer.

Section 5.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist, that may give rise or serve as a basis for any such Action.

Section 5.06 Authorized Stock Issuance. Buyer has duly issued and authorized the Buyer Preferred Stock to be issued hereunder to consummate the transactions contemplated by this Agreement.

Section 5.07 Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

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Section 5.08 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Seller shall (x) to the extent reasonably possible, conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, the Seller shall:

(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of the Business when due;

(c) continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g) perform all of its obligations under all Assigned Contracts;

(h) maintain the Books and Records in accordance with past practice;

(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

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Section 6.02 Access to Information. From the date hereof until the Closing, the Seller shall, upon not less than two (2) Business Days prior written notice, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as any of its Representatives may reasonably request; and (c) instruct the Representatives of the Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of the Seller. No investigation by Buyer or other information received by Buyer or Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement.

Section 6.03 No Solicitation of Other Bids.

(a) The Seller shall not, and shall not authorize or permit any of their Affiliates or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Seller shall immediately cease and cause to be terminated and shall cause its Affiliates and all of its Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets until after January 15, 2024.

(b) In addition to the other obligations under this Section 6.03, the Seller shall promptly (and in any event within three Business Days after receipt thereof by the Seller or their Representatives) advise Buyer verbally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04 Notice of Certain Events.

(a) From the date hereof until the Closing, the Seller shall promptly notify Buyer in writing of any material issue as follows:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

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(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05 Employees and Employee Benefits.

(a) Commencing on the Closing Date, the Seller shall terminate all employees of the Business who are actively at work on the Closing Date, Buyer will hire the Designated Employees on an “at will” basis, and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such employees who are not Designated Employees.

(b) The Seller shall be solely responsible, and neither Buyer nor its Affiliates shall have any obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with the Seller at any time on or prior to the Closing Date and the Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c) The Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. The Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. The Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d) Each employee of the Business who becomes employed by Buyer in connection with the transactions contemplated by this Agreement shall be eligible to receive the salary and benefits maintained for employees of Buyer on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of Buyer.

Section 6.06 Confidentiality. From and after the Closing, the Seller shall, and shall cause its respective Affiliates to, hold, and shall use their commercially reasonable efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that the Seller can show that such information (a) is generally available to and known by the public through no fault of the Seller or any of its respective Affiliates or Representatives; or (b) is lawfully acquired by the Seller or any of its respective Affiliates or Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Seller or any of its respective Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which the Seller is advised by their counsel in writing is legally required to be disclosed, provided that the Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 6.07 Non-Competition; Non-Solicitation.

(a) For a period of 12 months commencing on the Closing Date (the “Restricted Period”), the Seller shall not, and shall not permit any of their respective Affiliates (except for Buds, G.P.) to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory other than as an employee of its Affiliates; (ii) have an interest in any Person other than in its Affiliates that engages directly or indirectly in the Restricted Business in the Territory as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of the Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, the Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) During the Restricted Period, the Seller shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.05(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent the Seller or its respective Affiliates from hiring (i) any employee whose employment has been terminated by its Affiliates or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) The Seller acknowledges that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) The Seller acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and its Affiliates and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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Section 6.08 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all commercially reasonable efforts to: (i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document; (ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and (iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Seller, Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

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Section 6.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Buyer shall: (i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Seller; and (ii) upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three years following the Closing, the Seller shall: (i) retain the books and records (including personnel files) of the Seller which relate to the Business and its operations for periods prior to the Closing; and (ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor the Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.

Section 6.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 6.11 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.12 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of the Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.13 Amendment to Disclosure Schedules. From time to time prior to the Closing, the Seller shall promptly supplement or amend its Disclosure Schedules hereto with respect to any matter hereafter arising or of which they become aware after the date hereof, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Seller’s Disclosure Schedules. No disclosure pursuant to this Section 6.13 shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.01 and Section 7.02 have been satisfied.

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Section 6.14 [Intentionally Omitted].

Section 6.15 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Seller when due. The Seller shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.16 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following condition: no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of the Seller contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.22, the representations and warranties of the Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Seller contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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(b) The Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer or the Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) The Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents and such other documents and deliveries set forth in Section 3.02(a).

(g) Buyer shall have received all Permits that are necessary for them to conduct the Business as conducted by the Seller as of the Closing Date.

(h) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and the Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(i) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(j) Buyer shall have received a certificate of the managing member (or equivalent officer) of the Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors, or equivalent, of the Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k) Each Designated Employee shall have entered into an employment agreement with Buyer in form and substance as set forth in Exhibit F (the “Employment Agreements”).

(l) The Seller shall have delivered to Buyer the Closing Balance Sheet and such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

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(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Buyer shall have delivered to the Seller duly executed counterparts to the Transaction Documents and such other documents and deliveries set forth in Section 3.02(b).

(e) The Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(f) The Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g) Buyer shall have entered into an employment agreement with each Designated Employee in form and substance equivalent to the Employment Agreement.

(h) Buyer shall have delivered to the Seller such other documents or instruments as the Seller reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement prior to January 15, 2024 after which date any continued involvement of Seller shall be at Seller’s sole option.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen months from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.08, Section 4.09, Section 4.22, Section 5.01, Section 5.02 and Section 5.04 shall survive for a period of five (5) years after the Closing, and (ii) Section 4.18, Section 4.19 and Section 4.21 shall survive for a period of three (3) years after the Closing. All covenants and agreements of the parties contained herein shall survive the Closing for no more than 5 years. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 8.02 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify and defend Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of any material breach below:

(a) any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability; or

(d) any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of the Seller or any of their Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 8.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations: (a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02 until the aggregate amount of all Losses in respect of indemnification under Section 8.02 exceeds $50,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. Subject to Section 8.04(c), the aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02 shall not exceed $1,200,000 (the “Cap”).

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(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03 until the aggregate amount of all Losses in respect of indemnification under Section 8.03 exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. Subject to Section 8.04(c), the aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03 shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.08, Section 4.09, Section 4.18, Section 4.19, Section 4.21, Section 4.22, Section 5.01, Section 5.02, and Section 5.04 (the “Core Representations”); provided, however, that the aggregate amount of all Losses for which Seller or Buyer shall be liability in respect of the Core Representations shall not exceed the Purchase Price.

(d) For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e) Notwithstanding anything to the contrary, in no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f) The amount of any and all Losses under this Article VIII shall be determined net of any amounts actually recovered by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses. No party shall be entitled to recover Losses in respect of any claim or otherwise obtain reimbursement or restitution more than once from a party with respect to any claim hereunder.

(g) If an Indemnified Party receives any amounts (i) under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or Contract or otherwise, in respect of a claim for Losses already paid by an Indemnifying Party, or (ii) from any judgment and award in any claim relating to any liability of such Indemnified Party for such claim which was previously paid by such Indemnifying Party, then the Indemnified Party shall distribute such amounts (net of costs and expenses, including reasonable attorney’s fees, related to the collection of such amounts) to the Indemnifying Party as promptly as practicable after receipt of such amounts or awards; provided, however, that the amount so distributed in respect of such claim shall not exceed the amount paid by such Indemnifying Party in respect of such claim.

(h) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

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Section 8.05 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. The Party from whom Indemnification is sought shall be consulted prior to any payment or settlement.

Section 8.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 [Intentionally Omitted].

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Section 8.09 Exclusive Remedies. Subject to Section 2.06, Section 6.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by the Seller within fifteen days of the Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2023, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) The Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within fifteen days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2023, unless such failure shall be due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or

(d) by Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

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Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE IX and Section 6.06 and ARTICLE X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Buyer:	Pressure BioSciences, Inc.
14 Norfolk Ave
South Easton MA 02356
E-mail: rschumacher@pressurebiosciences.com
Attention: Chief Executive Officer

If to Seller:	CBH International LLC
E-mail: bruno@ilgcorporation.com
Attention: Bruno Schiavi

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of the Seller, assign all or any portion of its rights under this Agreement to one or more of its Affiliates. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule.

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(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

PRESSURE BIOSCIENCES, INC.

Richard T. Schumacher
President & Chief Executive Officer

CHB INTERNATIONAL LLC

Bruno Schiavi
Managing Member

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List of Exhibits

Exhibit A:	Buyer Preferred Stock Certificate of Designation

Exhibit B:	Net Revenue and Pre-Tax Income Milestones for the Contingent Period

Exhibit C:	Bill of Sale

Exhibit D:	Assignment and Assumption Agreement

Exhibit E:	Intellectual Property Assignment

Exhibit F:	Preferred Stock Subscription Agreement

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CLOSING AGREEMENT

This agreement (this "**Agreement**") addresses the "**Closing Date**" as defined in Section 3.01 of the Asset Purchase Agreement (the "**APA**") dated as of January 9, 2024 between Pressure BioSciences, Inc., a Massachusetts company ("**Buyer**"), and CBH International LLC, a California limited liability company, doing business as "Uncle Bud's" ("**CBH**" or the "**Seller**").

RECITALS

WHEREAS, Buyer and Seller, by mutual agreement, desire to set the Closing Date as defined in the APA.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the APA and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to set the Closing Date as follows:

Closing Date: January 19, 2024

PRESSURE BIOSCIENCES, INC.

Richard T. Schumacher
President & Chief Executive Officer

CHB INTERNATIONAL LLC

Bruno Schiavi
Managing Member